                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-46098

PROSPECTUS SUPPLEMENT (to prospectus dated
November 2, 2000 and supplemented November
9, 2000, November 21, 2000, November 29,
2000, December 13, 2000, January 11, 2001,
January 19, 2001, January 30, 2001,
February 8, 2001, February 22, 2001, March
5, 2001, April 5, 2001, April 19, 2001,
May 10, 2001, July 5, 2001, July 12, 2001,
July 27, 2001 and October 19, 2001)

                                  $586,992,000

                         UNIVERSAL HEALTH SERVICES, INC.

                         CONVERTIBLE DEBENTURES DUE 2020
                                       AND
                          CLASS B COMMON STOCK ISSUABLE
                        UPON CONVERSION OF THE DEBENTURES

        This prospectus supplement supplements the prospectus dated November 2, 2000 and supplemented November 9, 2000, November 21, 2000, November 29, 2000, December 13, 2000, January 11, 2001, January 19, 2001, January 30, 2001,
February 8, 2001, February 22, 2001, March 5, 2001, April 5, 2001, April 19,
2001, May 10, 2001, July 5, 2001, July 12, 2001, July 27, 2001 and October 19,
2001 (the "prospectus") of Universal Health Services, Inc. ("UHS" or "our") relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $586,992,000 principal amount at maturity of UHS's convertible debentures due 2020 (the "debentures") and the shares of our class B common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                             SELLING SECURITYHOLDERS

        The following table provides certain information with respect to the principal amount at maturity of debentures beneficially owned by entities who were not identified in the prospectus as selling securityholders and entities who were identified as selling securityholders in the prospectus for whom the information set forth in the prospectus has changed, the percentage of outstanding debentures held by each such entity, and the number of shares of our class B common stock issuable upon conversion of such outstanding debentures. All information concerning beneficial ownership of the debentures has been furnished to UHS by the selling securityholders, and the percentages are based on $586,992,000 principal amount at maturity of debentures outstanding. The number of shares of class B common stock that may be sold is calculated based upon the current conversion rate of 11.2048 shares of class B common stock per $1,000 principal amount at maturity of a debenture. The table of selling securityholders in the prospectus is hereby amended to amend the information provided for "Goldman Sachs & Company", "Any other holder of debentures or future transferee, pledgee, donee or successor of any holder" and "Total" in the table of selling securityholders in the prospectus.


                                                    Principal Amount at      Percentage of     Number of Shares of
                                                   Maturity of Debentures     Debentures       Class B Common Stock
                  Name                               That May Be Sold        Outstanding        That May Be Sold
                  ----                               ----------------        -----------        ----------------
Goldman Sachs & Company ...........................    $ 2,585,000                 *                      28,964
Ramius Capital Group LLC. .........................      2,000,000                 *                      22,409
Any other holder of debentures or future
  transferee, pledgee, donee or successor of any
  holder ..........................................     18,951,000               3.23%                   212,342
     Total ........................................   $586,992,000             100.00%                 6,577,040**
                                                      ============             =======                 =========

-------------
*  Less than 1%.
** Total differs from the amount registered due to the rounding down of fractional shares of class B common stock issuable to each selling securityholder upon conversion of the debentures.

          The date of this prospectus supplement is November 13, 2001.